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                                                                     EXHIBIT 8.1

______________________, 1998



United Financial Holdings, Inc.                   UFH Capital Trust I
333 Third Avenue North                            333 Third Avenue North
St. Petersburg, Florida 33733                     St. Petersburg, Florida 33733

                    RE:  Registration Statement on Form SB-2
                         Registration Nos. 333-60431 and 333-60431-01

Ladies and Gentlemen:

     We have acted as special United States tax counsel for United Financial Holdings, Inc., a Florida corporation (the "Company"), and UFH Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering (a) the guarantee by the Company of _______ of the Trust's ________% cumulative trust preferred pass-through securities, liquidation amount of $10.00 per preferred security (the "Preferred Securities") with respect to distributions and payments upon liquidation, redemption and otherwise, (b) ________ principal amount of ________% Junior Subordinated Debentures due ________, 2028, to be issued by the Company and (c) an aggregate of ________ of the Trust's Preferred Securities.

     We hereby confirm that, although the discussion set forth under the heading "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.


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     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" set forth in the Registration Statement files as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                        Sincerely,

                                        HOLLAND & KNIGHT LLP


                                        By:
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